                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             The Enstar Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(ENSTAR LOGO)

                                 April 20, 1999

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of The Enstar Group, Inc. (the "Company") to be held on Thursday, May 20, 1999, at the Montgomery Civic Center at 300 Bibb Street, Montgomery, Alabama 36104. The meeting will begin promptly at 10:00 a.m., local time, and we hope you will be able to attend. The Notice of Annual Meeting of Shareholders outlines the business to be conducted at the meeting.

     It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy, and date, sign and return your proxy in the enclosed envelope as promptly as possible. If you date, sign and return your proxy without specifying your choices, your shares will be voted in accordance with the recommendation of the Board of Directors.

     I am looking forward to seeing you at the meeting.

                                           Sincerely,
                                           /S/ Nimrod T. Frazer

                                           Nimrod T. Frazer
                                           Chairman, President and
                                           Chief Executive Officer

(ENSTAR LETTERHEAD ADDRESS)

                             THE ENSTAR GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 20, 1999

To the Shareholders of The Enstar Group, Inc.:

     The Annual Meeting of Shareholders of The Enstar Group, Inc. (the "Company") will be held on Thursday, May 20, 1999, at 10:00 a.m., local time, at the Montgomery Civic Center at 300 Bibb Street, Montgomery, Alabama 36104, for the following purposes:

          (i) to elect one (1) director for a three-year term expiring at the annual meeting of shareholders in 2002 or until his successor is duly elected and qualified;

          (ii) to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company to serve for 1999; and

          (iii) to transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 1, 1999 as the record date (the "Record Date") for determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting of Shareholders and any adjournment thereof. A list of shareholders as of the Record Date will be open for examination during the Annual Meeting of Shareholders.

     Your attention is directed to the Proxy Statement submitted with this Notice. This Notice is being given at the direction of the Board of Directors.

                                          By Order of the Board of Directors
                                          /s/ Cheryl D. Davis
                                          Cheryl D. Davis
                                          Chief Financial Officer,
                                          Vice-President of
                                          Corporate Taxes and Secretary

Montgomery, Alabama
April 20, 1999

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                             THE ENSTAR GROUP, INC.
                              172 COMMERCE STREET
                           MONTGOMERY, ALABAMA 36104
                                ---------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 20, 1999
                                ---------------
                                  INTRODUCTION

GENERAL

     This Proxy Statement is being furnished to the shareholders of The Enstar Group, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on May 20, 1999 (the "Annual Meeting"), at the Montgomery Civic Center, 300 Bibb Street, Montgomery, Alabama 36104, 10:00 a.m., local time, and at any adjournment thereof.

RECORD DATE

     The Board of Directors of the Company has fixed April 1, 1999 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only holders of common stock, par value $.01 per share, of the Company ("Common Stock") as of the Record Date are entitled to vote at the Annual Meeting or any adjournment thereof. On the Record Date, the Company had issued and outstanding 5,265,729 shares of Common Stock. Each share of Common Stock is entitled to one vote at the Annual Meeting. No cumulative voting rights are authorized, and appraisal rights for dissenting shareholders are not applicable to the matters being proposed. It is anticipated that this Proxy Statement will be first mailed to shareholders of the Company on or about April 20, 1999.

VOTING AND PROXIES

     When the enclosed form of proxy is properly executed and returned, the shares it represents will be voted as directed at the Annual Meeting and any adjournment thereof or, if no direction is indicated, such shares will be voted in favor of the proposals set forth in the notice attached hereto. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. All proxies delivered pursuant to the solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later-dated proxy or by voting in person at the Annual Meeting. If Common Stock owned by a shareholder is registered in the name of more than one person, each such person should sign the enclosed proxy. If the proxy is signed by an attorney, executor, administrator, trustee, guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment. Any beneficial owner of shares of Common Stock as of the Record Date who intends to vote such shares in person at the Annual Meeting must obtain a legal proxy from the record owner and present such proxy at the Annual Meeting in order to vote such shares. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting who will also determine whether a quorum is present for the transaction of business.

     The presence in person or by proxy of holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote is required to elect directors. Under Georgia law and the Bylaws of the Company, the affirmative vote of the majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on the subject matter is required with respect to the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors and any other matter that may properly come before the Annual Meeting. At the Annual Meeting, votes cast for or against any matter may be cast in person or by proxy. Shares of Common Stock held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Broker non-votes will not be counted as votes for or against matters presented for shareholder consideration. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have the effect of a negative vote against any proposal, except for the election of directors.

     As of the date of this Proxy Statement, management of the Company has no knowledge of any business other than that described herein which will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

BOARD OF DIRECTORS

     In accordance with the Bylaws of the Company, the Board of Directors currently consists of five members. The Company's Articles of Incorporation divide the Board of Directors into three classes. At the 1997 annual meeting of shareholders, two directors were elected to hold office for a term expiring at the 1998 annual meeting of shareholders, one director was elected to hold office for a term expiring at the Annual Meeting, and two directors were elected to hold office for a term expiring at the 2000 annual meeting of shareholders. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for such class expires to serve a term of three years. At the 1998 annual meeting of shareholders, J. Christopher Flowers and Jeffery S. Halis were elected to hold office for a term expiring at the 2001 annual meeting or until their successors are duly elected and qualified. At the Annual Meeting, Nimrod T. Frazer will stand for election to serve as director for a three-year term expiring at the 2002 annual meeting of shareholders or until his successor is duly elected and qualified. In accordance with the Bylaws of the Company, the mandatory retirement age for directors who are not employees of the Company is 70.

     The Board of Directors has no reason to believe that the nominee for the office of director will be unavailable for election as a director. However, if at the time of the Annual Meeting the nominee should be unable or decline to serve, the persons named in the proxy will vote as recommended by the Board of Directors either (i) to elect a substitute nominee recommended by the Board,
(ii) to allow the vacancy created thereby to remain open until filled by the Board or (iii) to reduce the number of directors for the ensuing year. In no event, however, can a proxy be voted to elect more than one director. The election of the nominee to the Board requires the affirmative vote of a plurality of the shares held by shareholders present and voting at the Annual Meeting in person or by proxy.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR Nimrod T. Frazer to hold office until the 2002 annual meeting of shareholders, or until his successor is duly elected and qualified.

NOMINEE FOR ELECTION

     Nimrod T. Frazer was elected to the position of director in August of 1990. Mr. Frazer was named Chairman of the Board, Acting President and Chief Executive Officer on October 26, 1990. Mr. Frazer was Chairman of the Board of the Frazer Lanier Company, a regional investment banking firm, from 1976 to 1996 and was a Co-Founder. Mr. Frazer is also a past Chairman of the Water Works and Sanitary Sewer Board of the City of Montgomery, Alabama and a past director of Columbus Mills of Columbus, Georgia, Rockdale Industries of Decatur, Georgia, American Savings of Florida, F.S.B. of Miami and Sterling Bank of Montgomery, Alabama. Sterling Bank is a wholly owned subsidiary of Synovus Financial Corp. of Columbus, Georgia. Mr. Frazer is Vice Chairman of the Montgomery Chamber of Commerce, on the Board of Visitors of

Air University of the USAF in Alabama at Maxwell AFB and a director of Just Care, Inc. of Montgomery, Alabama. Mr. Frazer is 69 years old.

CONTINUING DIRECTORS -- TERM EXPIRING 2000

     T. Whit Armstrong was elected to the position of director in June of 1990. Mr. Armstrong has been President, Chief Executive Officer and Chairman of The Citizens Bank, Enterprise, Alabama, and its holding company, Enterprise Capital Corporation, Inc. in excess of five years. Mr. Armstrong is also a director of Alabama Power Company of Birmingham, Alabama. Mr. Armstrong is 51 years old.

     T. Wayne Davis was elected to the position of director in June of 1990. Mr. Davis was Chairman of the Board of Directors of General Parcel Service, Inc., a parcel delivery service, from January of 1989 to September of 1997 and has been Chairman of the Board of Directors of Transit Group, Inc. since September of 1997. He is a director of Winn-Dixie Stores, Inc., Modis Professional Services, Inc., Redwing Properties, Inc., General Parcel Corp. and Tine W. Davis
Family -- WD Charities, Inc. Mr. Davis is 52 years old.

CONTINUING DIRECTORS -- TERM EXPIRING 2001

     J. Christopher Flowers was elected to the position of director in October of 1996. Mr. Flowers joined Goldman, Sachs & Co. in 1979, was made a General Partner in 1988 and a Managing Director in 1996. At Goldman, Sachs & Co., Mr. Flowers headed the Financial Institutions Group. He resigned from Goldman, Sachs & Co. as of November 27, 1998 in order to pursue his own business interests. Mr. Flowers was named Vice Chairman of the Board of Directors effective December 1, 1998. Mr. Flowers is 41 years old.

     Jeffrey S. Halis was elected to the position of director in April of 1997. Mr. Halis has been a General Partner of Halo Capital L.P., New York, New York, and President of Halo Management Corp., New York, New York, since their formation in February of 1991. Halo Capital L.P. is an investment partnership, and Halo Management Corp. is an investment services company. Mr. Halis was formerly a director of KinderCare Learning Centers. Mr. Halis is 43 years old.

MEETINGS OF THE BOARD OF DIRECTORS

     During 1998, the Board of Directors of the Company held a total of seven meetings. All directors attended 75% or more of the aggregate number of meetings of the Board and all committees on which they served during 1998.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Company has a Compensation Committee which from January 1998 until December 1, 1998 was composed of T. Wayne Davis, Chairman, T. Whit Armstrong and
J. Christopher Flowers. Upon Mr. Flowers' appointment to Vice Chairman of the Board of Directors effective December 1, 1998, he resigned from the Compensation Committee. At a Board meeting on December 17, 1998, Jeffrey S. Halis was appointed to the Compensation Committee. The Compensation Committee is responsible for, among other things, reviewing, determining and establishing, upon the recommendation of the Chief Executive Officer (with the exception of the compensation of the Chief Executive Officer) salaries, bonuses and other compensation for the Company's named executive officers and for administering the Company's stock option plans. The Compensation Committee held one meeting in 1998. All members of the Compensation Committee attended the meeting of the Compensation Committee.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Company has an Audit Committee of the Board that was established in June of 1997 and which is composed of T. Whit Armstrong, Chairman, T. Wayne Davis and Jeffrey S. Halis. The Audit Committee is responsible for, among other things, overseeing the Company's financial reporting and accounting practices and monitoring the adequacy of internal accounting, compliance and control systems. The Audit Committee held three meetings in 1998. All members of the Audit Committee attended every meeting of the Audit Committee.

     The Company does not have a nominating committee.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive a quarterly retainer fee of $5,000 and per meeting fees as follows: (i) $2,500 for each Board meeting attended other than a telephone Board meeting; (ii) $1,000 for each telephone Board meeting attended; (iii) $1,000 for each Committee meeting attended; and
(iv) $1,500 for each Committee meeting attended by a Committee Chairperson. Such outside directors' fees are payable at the election of the director either in cash or in stock units under the Company's Deferred Compensation and Stock Plan for Non-Employee Directors (the "Deferred Plan"). If the director elects to receive stock units instead of cash, the stock units shall be payable only upon the director's termination. The number of shares to be distributed in connection with such termination would be equal to one share of Common Stock for each stock unit and cash would be paid for any fractional units. The distribution of stock units is also subject to acceleration upon certain events constituting a change in control of the Company. All current non-employee directors elected to receive 100% of their compensation in stock units in lieu of cash payments for the retainer and meeting fees. As of December 31, 1998, a total of $174,000 in stock compensation had been deferred under this plan. In addition, directors are entitled to reimbursement for out-of-pocket expenses incurred in attending all meetings.

     During 1998, no directors were granted options for shares of Common Stock under the 1997 Amended Outside Directors' Stock Option Plan (the "Outside Directors' Plan") or the 1997 Amended CEO Stock Option Plan (the "CEO Plan").

                      COMMON STOCK OWNERSHIP BY MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 1, 1999 by (i) each of the executive officers named below (the "Named Executive Officers"), (ii) each of the directors and the nominee for director of the Company and (iii) all directors and Named Executive Officers of the Company as a group.

                                                             SHARES OF COMMON STOCK      PERCENT OF
NAME OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED(1)        CLASS(9)
------------------------                                     ----------------------   ----------------
NAMED EXECUTIVE OFFICERS
Nimrod T. Frazer...........................................           167,501(2)             3.1%
J. Christopher Flowers.....................................         1,251,989(3)              23%
Cheryl D. Davis............................................                 3                  *
Amy M. Dunaway.............................................                87(4)               *
DIRECTORS OF THE COMPANY
Nimrod T. Frazer...........................................           167,501(2)             3.1%
T. Whit Armstrong..........................................            26,461(5)               *
T. Wayne Davis.............................................           116,540(6)             2.1%
J. Christopher Flowers.....................................         1,251,989(3)              23%
Jeffrey S. Halis...........................................           370,539(7)             6.8%
All Named Executive Officers and directors of the Company
  as a group (7 persons)...................................         1,933,120(8)            35.4%

---------------

  * Less than 1%.
(1) Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as of which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named above have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.
(2) Includes 260 shares which Mr. Frazer holds jointly and shares voting and investment power with his spouse. Also includes 112,500 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options under the CEO Plan.
(3) Includes 2,934 stock units granted under the Deferred Plan. Also includes 15,000 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options under the Outside Directors' Plan.
(4) Includes 54 shares which Ms. Dunaway holds jointly and shares voting and investment power with her spouse.
(5) Includes 1,595 shares owned by Mr. Armstrong's son and 4,694 stock units granted under the Deferred Plan. Also includes 15,000 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options under the Outside Directors' Plan.
(6) Includes 116 shares held by Mr. Davis' child, 2,352 shares held by Mr. Davis' mother, 133 shares held by Mr. Davis' wife, 13,410 held in two trusts, 81,025 shares held in a private foundation for which Mr. Davis has voting and investment power but is not a beneficiary and 4,504 stock units granted under the Deferred Plan. Also includes 15,000 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options under the Outside Directors' Plan.
(7) Includes 4,179 stock units granted under the Deferred Plan, and 256,845 shares which Mr. Halis shares voting and investment power with his wife. Also includes 15,000 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options under the Outside Directors' Plan.
(8) Includes 172,500 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options.
(9) Based on 5,265,729 shares outstanding, 172,500 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options and 16,311 stock units granted under the Deferred Plan.

                              SEVERANCE AGREEMENTS

     The Compensation Committee approved severance agreements for Nimrod T. Frazer, Cheryl D. Davis, and Amy M. Dunaway in March 1998 (the "Severance Agreements"). The Severance Agreements provide that Nimrod T. Frazer, Cheryl D. Davis, and Amy M. Dunaway will receive their base salary for a period of twelve months following a termination of employment, other than for "cause," as defined in the Severance Agreements, or a voluntary termination.

                             PRINCIPAL SHAREHOLDERS

     The table below sets forth certain information as of April 1, 1999 concerning persons known to the Board to be a "beneficial owner", as such term is defined by the rules of the Securities and Exchange Commission, of more than 5% of the outstanding shares of the Common Stock.

                                                          SHARES OF COMMON STOCK
                    NAME AND ADDRESS                      BENEFICIALLY OWNED(1)    PERCENT OF CLASS(4)
                    ----------------                      ----------------------   -------------------
Jeffrey S. Halis........................................         370,539(2)               6.8%
  10 E. 50th Street
  21st Floor
  New York, New York 10022

J. Christopher Flowers..................................       1,251,989(3)                23%
  One Rockefeller Plaza
  32nd Floor
  New York, New York 10020

---------------

(1) See Note (1) under "Common Stock Ownership by Management" elsewhere herein.
(2) Includes 4,179 stock units granted under the Deferred Plan, and 256,845 shares which Mr. Halis shares voting and investment power with his wife. Also, includes 15,000 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options under the Outside Directors' Plan. The information regarding Jeffrey S. Halis ("Halis") is given in reliance upon a Form 5 filed by Halis on or about February 24, 1999, and information supplied by Halis and the Company.
(3) Includes 2,934 stock units granted under the Deferred Plan. Also, includes 15,000 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options under the Outside Directors' Plan. The information regarding J. Christopher Flowers ("Flowers") is given in reliance upon a Form 5 filed by Flowers on or about February 11, 1999, and information supplied by Flowers and the Company.
(4) Based on 5,265,729 shares outstanding, 172,500 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options and 16,311 stock units granted under the Deferred Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning the compensation paid for the years ended December 31, 1996, 1997 and 1998 for the Company's Chief Executive Officer and each of the other Named Executive Officers (determined as of December 31, 1998).

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                    OTHER         ---------------
                                   ANNUAL COMPENSATION              ANNUAL          SECURITIES            ALL
                             -------------------------------     COMPENSATION       UNDERLYING           OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)    BONUS($)(1)         ($)             OPTIONS#       COMPENSATIONS($)
---------------------------  ----   ---------    -----------   ----------------   ---------------   ----------------
Nimrod T. Frazer..........   1998     250,000            0               --                 0           3,146(2)
  Chairman of the Board of   1997     250,000            0               --           150,000           3,931(2)
  Directors, President and   1996     250,000            0               --                 0           1,784(2)
  Chief Executive Officer
J. Christopher Flowers....   1998       3,462(3)        --        789,000(4)               --                --
  Vice Chairman of the       1997
  Board of Directors         1996
Cheryl D. Davis...........   1998     127,731            0               --                 0           5,661(5)
  Chief Financial Officer,   1997     121,060            0               --                 0           5,790(5)
  Vice-President of          1996     116,405      121,060               --                 0           5,065(5)
  Corporate
  Taxes and Secretary
Amy M. Dunaway............   1998      80,337            0               --                 0           5,618(5)
  Treasurer and Controller   1997      80,327            0               --                 0           5,664(5)
                             1996      80,327       80,327               --                 0           4,854(5)

---------------

(1) Amounts shown for Ms. Davis and Ms. Dunaway are for one-time bonuses paid pursuant to a director and employee incentive bonus program.
(2) Amount shown represents premiums paid by the Company for health and dental insurance for Mr. Frazer.
(3) This amount represents the compensation Mr. Flowers has received since December 1, 1998, the effective date of his employment with the Company. His annual salary is $50,000.
(4) On October 20, 1998, the Company and Mr. Flowers entered into an Investment Agreement, whereby the Company agreed to sell Mr. Flowers 1,158,860 shares of newly issued Common Stock for $15,000,000 in exchange for an unsecured, full recourse promissory note from Mr. Flowers. The purchase price per share was equal to the average of the closing prices for shares of Common Stock for the 10 trading days immediately preceding October 20, 1998. The Company's shareholders approved this sale on December 17, 1998. This amount represents the dollar value of the difference between the price paid by Mr. Flowers for such shares of Common Stock, and the fair market value of such Common Stock on the date of the shareholders' approval. See "Compensation Committee Interlocks and Insider Participation."
(5) Amounts shown for Ms. Davis and Ms. Dunaway are for premiums paid by the Company for term life insurance and health and dental insurance.

                               EXECUTIVE OFFICERS

     Certain information concerning the executive officers of the Company is set forth below:

          NAME             AGE                 POSITION                EXECUTIVE OFFICER SINCE
          ----             ---                 --------                -----------------------
Nimrod T. Frazer.........  69    Director, Chairman of the Board,          1990
                                   President and Chief Executive
                                   Officer
J. Christopher Flowers...  41    Director and Vice Chairman of the         1998
                                   Board
Cheryl D. Davis..........  39    Chief Financial Officer, Vice             1991
                                 President of Corporate Taxes and
                                   Secretary
Amy M. Dunaway...........  42    Treasurer and Controller                  1991

     Mr. Frazer was named Chairman of the Board, Acting President and Chief Executive Officer on October 26, 1990. Mr. Frazer was Chairman of the Board of the Frazer Lanier Company, a regional investment banking firm, from 1976 to 1996 and was a Co-Founder. He is also a past Chairman of the Water Works and Sanitary Sewer Board of the City of Montgomery, Alabama and a past director of Columbus Mills of Columbus, Georgia, Rockdale Industries of Decatur, Georgia, American Savings of Florida, F.S.B. of Miami and Sterling Bank of Montgomery, Alabama. Sterling Bank is a wholly owned subsidiary of Synovus Financial Corp of Columbus, Georgia. Mr. Frazer is Vice Chairman of the Montgomery Chamber of Commerce, on the Board of Visitors of Air University of USAF at Maxwell AFB in Alabama and a director of Just Care, Inc. of Montgomery, Alabama.

     Mr. Flowers was named Vice Chairman of the Board effective December 1, 1998. Mr. Flowers joined Goldman, Sachs & Co. in 1979, was made a General Partner in 1988 and a Managing Director in 1996. At Goldman, Sachs & Co., Mr. Flowers headed the Financial Institutions Group. He resigned from Goldman, Sachs & Co. as of November 27, 1998 in order to pursue his own business interests.

     Ms. Davis was named Chief Financial Officer and Secretary in April of 1991 and Vice President of Corporate Taxes in 1989. Ms. Davis has been employed with the Company since April of 1988.

     Ms. Dunaway was named Treasurer and Controller in April of 1991. Ms. Dunaway has been employed with the Company since September of 1990.

                       OPTION GRANTS IN LAST FISCAL YEAR

     No options were granted during 1998 under the CEO Plan or the 1997 Amended Omnibus Incentive Plan to any of the named executive officers.

STOCK OPTION EXERCISES

     None of the Named Executive Officers exercised any stock options during 1998. The table below shows the number of shares of Common Stock covered by both exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 1998. The table also reflects the values for in-the-money options based on the positive spread between the exercise price of such options and the last reported sale price of the Common Stock on December 31, 1998, the last trading date in 1998 for the Common Stock.

                          AGGREGATED OPTION EXERCISES
                       IN 1998 AND YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                        DECEMBER 31, 1998             DECEMBER 31, 1998
                                                   ---------------------------   ---------------------------
NAME                                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                               -----------   -------------   -----------   -------------
Nimrod T. Frazer.................................    75,000         75,000        $196,875       $196,875
J. Christopher Flowers(1)........................    10,000         15,000        $ 23,125       $ 34,687
Cheryl D. Davis..................................        --             --              --             --
Amy M. Dunaway...................................        --             --              --             --

---------------

(1) All options held by Mr. Flowers were granted under the Outside Directors' Plan prior to his appointment to the executive officer position of Vice Chairman of the Board, effective December 1, 1998.

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Compensation Committee") was created in 1996 and until December 1, 1998 consisted of Messrs. Davis, Armstrong and Flowers. Upon Mr. Flowers' appointment to Vice Chairman of the Board of Directors on December 1, 1998, he resigned from the Compensation Committee. At a Board of Directors meeting on December 17, 1998, Jeffrey S. Halis was appointed to the Compensation Committee. The Compensation Committee is responsible for (i) establishing the compensation of the Company's Named Executive Officers, upon the recommendation of the Chief Executive Officer (with the exception of the compensation of the Chief Executive Officer) and (ii) considering the issuance of stock options for executive officers and directors. Mr. Frazer, the Company's Chief Executive Officer, is responsible for recommending to the Compensation Committee the compensation for the other executive officers of the Company. The Compensation Committee has reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986. Section 162(m) may in certain circumstances deny a federal income tax deduction for compensation to an executive officer in excess of $1 million per year. It is not anticipated that compensation to any executive officer of the Company during 1999 will exceed the $1 million threshold.

     Compensation Policy and Overall Objectives. The Company's executive compensation policy is designed to attract, retain and motivate executive officers needed to achieve its strategic objectives and to maximize the Company's performance and shareholder value.

     The Company supports these goals through a compensation strategy of competitive salaries, annual incentives, and longer-term incentive opportunities. Compensation consists of both fixed pay elements (base salary and benefits) and performance variable pay elements (annual and long-term incentives) to encourage and reward distinctive contributions to the success of the organization. Salary and benefit levels reflect position responsibilities and strategic importance and are targeted at market median base salary levels. Annual incentive payments are designed to reward for significant contributions to annual financial and strategic non-financial performance, as defined by management, and are targeted to deliver market median levels of total compensation. Long-term incentive opportunities reward key executives for financial and non-financial performance that enhances shareholder value. Long-term incentive opportunities are above market median levels.

     Position responsibilities are the key determinant of fixed pay and individual performance is the key determinant of variable pay. Performance includes consideration of Company results in varying degrees by position level. In the future, performance standards will, to the extent possible, be defined and communicated in advance through a clear system of measurable objectives. Performance measures will be tailored to the specific responsibilities of each position. Employees will be responsible for and rewarded on the basis of accomplishment of defined results that contribute to the attainment of strategic objectives and performance goals.

     The Company retained an independent compensation consulting firm to assist it in analyzing its executive compensation program for 1997 and thereafter. The consulting firm recommended that the Company adopt a policy of providing a significant percentage of certain executive officers' total compensation based on the Company's performance. In addition, the consultant provided the Compensation Committee with an analysis of senior executive compensation using published survey data for the financial services industry. The Compensation Committee considered these recommendations and the compensation analysis in establishing the base salaries for the Chief Executive Officer and the other executive officers for 1998 and 1999.

     Base Salary. Each executive officer's base salary, including Mr. Frazer's base salary, is determined based upon a number of factors including the executive officer's responsibilities, contribution to the achievement of the Company's business plan goals, demonstrated leadership skills and overall effectiveness and length of service. Base salaries are also designed to be competitive with those offered in the various markets in which the Company competes for executive talent and are analyzed with a view towards desired base salary levels over a three-year to five-year time period. Each executive officer's salary is reviewed annually and although these and other factors are considered in setting base salaries, no specific weight is given to any one factor. The Named Executive Officers' base salaries were not increased during 1997 over their 1996 base salaries. Effective July 1, 1998, the base salary of Cheryl D. Davis, the Chief Financial Officer, Vice President of Corporate Taxes and Secretary of the Company was increased 11%. Mr. Frazer's and Ms. Dunaway's base salaries were not increased in 1998. There has been no increase for the Named Executive Officers' base salaries for 1999. The base salaries are slightly below median competitive levels.

     Cash Bonuses. The Compensation Committee adopted an annual incentive plan, beginning in 1997. The annual incentive plan is designed to focus participants on key performance criteria that are consistent with the Company's short-term business plan and operating goals. Specific objectives of the plan are to establish direct links between performance achievement and awards, provide rewards commensurate with the achievement of specific operating results, and encourage individual effort toward achievement of corporate performance goals.

     Under the annual plan, Mr. Frazer, Ms. Davis and Ms. Dunaway are eligible to participate. Going forward, any additional participants must be recommended by the Chief Executive Officer and approved by the Compensation Committee. Eligibility for bonuses is based on performance which will be measured at the corporate and individual levels. Maximum bonuses will be set initially at 45% of base salary for Mr. Frazer and 20% of base salary for Ms. Davis and Ms. Dunaway. The Company did not pay any bonuses to the Named Executive Officers during 1998.

     Long Term Incentives. Long term incentives are provided pursuant to the CEO Plan, the Outside Directors' Plan, the 1997 Amended Omnibus Incentive Plan and the Deferred Plan. Stock option plans are designed to align executives' and shareholders' interest in the enhancement of shareholder value. Stock options are used by the Company to encourage long-term service by executives. No stock options were granted in 1998 under the CEO Plan, the Outside Directors' Plan or the 1997 Amended Omnibus Incentive Plan.

     Severance Agreements. The Compensation Committee approved severance agreements for Nimrod T. Frazer, Cheryl D. Davis, and Amy M. Dunaway in March 1998 (the "Severance Agreements"). The Severance Agreements provide that Nimrod
T. Frazer, Cheryl D. Davis, and Amy M. Dunaway will receive their base salary for a period of twelve months following a termination of employment, other than for "cause," as defined in the Severance Agreements, or a voluntary termination.

     Chief Executive Officer Compensation. Mr. Frazer does not have an employment agreement with the Company. The Compensation Committee is responsible for determining Mr. Frazer's compensation annually. In fiscal 1998, Mr. Frazer received base compensation of $250,000. Mr. Frazer's base salary was based on, among other things, his responsibilities, his length of service, his contributions to the business and his overall leadership skills.

                                          COMPENSATION COMMITTEE:

                                          T. Wayne Davis, Chairman
                                          T. Whit Armstrong
                                          Jeffrey S. Halis

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (TOGETHER, THE "ACTS"), EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                               PERFORMANCE GRAPH

     The graph below reflects the cumulative shareholder return (assuming the reinvestment of dividends) on the Common Stock compared to the return on the Center for Research in Security Prices ("CRSP") Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Index") and a return on an index made up of companies with comparable market capitalization as of December 31, 1997. The Company does not currently have an operating business, and as a result does not have a identifiable peer group index. The companies that comprise the custom composite index outlined below include: Ancor Communications, Incorporated, Biotransplant, Inc., Computron Software, Inc., Craftmade International, Inc., Featherlite MFG., Inc., Hungarian Tel & Cable Corp., Intellicorp, Inc., Iridex Corporation, Mesabi Trust, MFB Corp., Network Event Theater, Inc., Norton Drilling Services, Inc., Sport-Haley, Inc. and VeraMark Technologies, Inc. (formerly Moscom Corporation).

                            CUMULATIVE TOTAL RETURN
              BASED ON INITIAL INVESTMENT OF $100 ON APRIL 1, 1997
                           WITH DIVIDENDS REINVESTED

                                                                                           CUSTOM
                                                                                         COMPOSITE
               MEASUREMENT PERIOD                    THE ENSTAR                          INDEX (14
             (FISCAL YEAR COVERED)                  GROUP, INC.        NASDAQ US          STOCKS)
1-APR-97                                                       100               100               100
30-JUN-97                                                      110               119               106
30-SEP-97                                                      115               139               130
31-DEC-97                                                      105               130               111
31-MAR-98                                                      133               152               116
30-JUN-98                                                      137               157               107
30-SEP-98                                                      124               142                73
31-DEC-98                                                      125               183               101

Source: Georgeson & Company Inc.

     The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As described earlier in this Proxy Statement, the Company has a Compensation Committee of the Board composed of Messrs. Davis, Armstrong and until December 1, 1998 Mr. Flowers. Upon Mr. Flowers' appointment to Vice Chairman of the Board of Directors on December 1, 1998, he resigned and Mr. Halis was appointed to the Compensation Committee. Mr. Flowers, a current director of the Company was a General Partner and Managing Director of Goldman, Sachs & Co. ("Goldman") until November 27, 1998. During 1998, the Company used the brokerage services at Goldman to sell and repurchase certain call options on First Union common stock. The Company paid Goldman approximately $12,075 for such brokerage services.

     On October 20, 1998, the Company and Mr. Flowers entered into an Investment Agreement, whereby the Company agreed to sell Mr. Flowers 1,158,860 shares of newly issued Common Stock for $15,000,000 in exchange for an unsecured, full recourse promissory note from Mr. Flowers (the "Transaction"). The note bears interest at a rate of 4.06% annum, matures and is payable in full on December 18, 2000 and requires quarterly interest payments. Since the interest rate on the note is less than the rate an independent lender would charge Mr. Flowers, the note was recorded at a discount so as to yield a then current "market rate" of interest over its term, and a charge to earnings of approximately $990,000 was incurred to reflect such discount. The Transaction was submitted to the Company's shareholders who approved the Transaction at a special meeting held on December 17, 1998. Since the price per share on the date of the shareholders' approval ($13 5/8) exceeded the per share sales price to Mr. Flowers, a charge to earnings of approximately $789,000 was recognized. In addition, legal, professional and other fees of approximately $464,000 ($60,000 of which covered Mr. Flowers' legal fees) incurred in relation to the Transaction were charged to equity. Pursuant to a Registration Rights Agreement entered into by the Company and Mr. Flowers in connection with the Transaction, Mr. Flowers was granted certain rights to require the Company to register his shares in the future. Also in connection with the Transaction, the Company executed an amendment to the Rights Agreement dated as of January 20, 1997 (the "Rights Agreement") with American Stock Transfer and Trust Company, as rights agent, to exclude from the definition of "Acquiring Person" Mr. Flowers and certain permitted transferees and to otherwise exempt the Transaction from the applicable provisions of the Rights Agreement.

                              CERTAIN TRANSACTIONS

     Mr. Flowers, a current director of the Company was a General Partner and Managing Director of Goldman until November 27, 1998. During 1998, the Company used the brokerage services at Goldman to sell and repurchase certain call options on First Union common stock. The Company paid Goldman approximately $12,075 for such brokerage services.

     On October 20, 1998, the Company and Mr. Flowers entered into an Investment Agreement, whereby the Company agreed to sell Mr. Flowers 1,158,860 shares of newly issued Common Stock for $15,000,000 in exchange for an unsecured, full recourse promissory note from Mr. Flowers (the "Transaction"). The note bears interest at a rate of 4.06% annum, matures and is payable in full on December 18, 2000 and requires quarterly interest payments. Since the interest rate on the note is less than the rate an independent lender would charge Mr. Flowers, the note was recorded at a discount so as to yield a then current "market rate" of interest over its term, and a charge to earnings of approximately $990,000 was incurred to reflect such discount. The Transaction was submitted to the Company's shareholders who approved the Transaction at a special meeting held on December 17, 1998. Since the price per share on the date of the shareholders' approval ($13 5/8) exceeded the per share sales price to Mr. Flowers, a charge to earnings of approximately $789,000 was recognized. In addition, legal, professional and other fees of approximately $464,000 ($60,000 of which covered Mr. Flowers' legal fees) incurred in relation to the Transaction were charged to equity. Pursuant to a Registration Rights Agreement entered into by the Company and Mr. Flowers in connection with the Transaction, Mr. Flowers was granted certain rights to require the Company to register his shares in the future. Also in connection with the Transaction, the Company executed an amendment to the Rights Agreement dated as of January 20, 1997 (the "Rights Agreement") with American Stock Transfer and Trust Company, as rights agent, to exclude from the definition of "Acquiring Person" Mr. Flowers and certain permitted transferees and to otherwise exempt the Transaction from the applicable provisions of the Rights Agreement.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                    (ITEM 2)

     The Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP to serve as independent auditors of the Company for the year ending December 31, 1999, subject to ratification of this appointment by the shareholders of the Company. Deloitte & Touche LLP has served as independent auditors of the Company for 1990 through 1998 and is considered by management of the Company to be well qualified. The Company has been advised by Deloitte & Touche LLP that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. One or more representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company recommends a vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for 1999.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires officers and directors of the Company and persons who beneficially own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission certain reports, with respect to each such person's beneficial ownership of the Company's equity securities, including statements of changes in beneficial ownership on Form 4. In addition, Item 405 of Regulation S-K requires the Company to identify in its Proxy Statement each reporting person that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. In 1998, all of the Company's reporting persons filed their Section 16(a) reports on a timely basis, except Jeffrey S. Halis who failed to file a Form 5 on a timely basis, to report one transaction in which Jeffrey S. Halis received on December 17, 1998 185 stock units under the Deferred Plan not previously reported for the year ending December 31, 1998.

ANNUAL REPORT ON FORM 10-K

     The Company has provided herewith to each shareholder as of the Record Date a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, except exhibits thereto. The Company will provide copies of the exhibits, should they be requested by eligible shareholders, and the Company may impose a reasonable fee for providing such exhibits. Requests for copies of such exhibits should be mailed to:

                                          THE ENSTAR GROUP, INC.
                                          172 Commerce Street
                                          Third Floor
                                          Montgomery, Alabama 36104
                                          Attention: Amy M. Dunaway
                                                Treasurer and Controller

SHAREHOLDER NOMINATIONS FOR ELECTION OF DIRECTORS

     Under the Company's Articles of Incorporation and Bylaws, only persons nominated in accordance with the procedures set forth therein will be eligible for election as directors. Shareholders are entitled to nominate persons for election to the Board of Directors of the Company only if the shareholder is otherwise entitled to vote generally in the election of directors and only if timely notice in writing is sent to the Secretary of the Company. To be timely, a shareholder's notice must be received at the principal executive offices of the Company at least 60 days but not more than 90 days prior to the annual meeting. Such shareholder's notice should set forth (i) the qualifications of the nominee and the other information that would be required to be disclosed in connection with the solicitation of proxies for the election of directors pursuant to Regulation 14(a) under the Exchange Act and (ii) with respect to such shareholder giving such notice, (a) the name and address of such shareholder and (b) the number of shares of Common Stock beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received no later than December 22, 1999 in order to be considered for inclusion in the Proxy Statement and form of proxy to be distributed by the Board of Directors in connection with such meeting. Notice of any shareholder proposals intended to be presented at the Company's 2000 Annual Meeting of Shareholders submitted outside the processes of Rule 14a-8 discussed above must be received no later than March 6, 2000 to be considered timely.

EXPENSES OF SOLICITATION

     The cost of solicitation of proxies by the Board of Directors in connection with the Annual Meeting will be borne by the Company. No specific fee has been allocated to services provided in connection with the solicitation of proxies. The Company will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Common Stock held in their names. In addition, the Company has retained Georgeson & Co., Inc., New York, New York, to aid in the mailing and tabulation of proxies for a nominal fee, plus reimbursement for out-of-pocket expenses incurred by that firm on behalf of the Company.

                                          By Order of the Board of Directors
                                          /s/ Cheryl D. Davis

                                          Cheryl D. Davis
                                          Chief Financial Officer,
                                          Vice-President of
                                          Corporate Taxes and Secretary

                             THE ENSTAR GROUP, INC.
               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF SHAREHOLDERS ON MAY 20, 1999

    The undersigned hereby appoints Nimrod T. Frazer and Cheryl D. Davis, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Common Stock of The Enstar Group, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Thursday, May 20, 1999, at 10:00 a.m., local time, at the Montgomery Civic Center, 300 Bibb Street, Montgomery, Alabama 36104, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Annual Meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

(1) To elect one (1) director for a three-year term expiring at the 2002 annual meeting of shareholders or until his successor is duly elected and qualified:

[ ] FOR nominee                                  [ ] WITHHOLD AUTHORITY to vote for
    Nimrod T. Frazer                                 nominee listed

(2) To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company to serve for 1999.

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

THIS PROXY WILL BE VOTED AS INDICATED, BUT IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ABOVE PROPOSALS 1 AND 2.

                                                  Date:                   , 1999

                                                       -------------------

                                                  ------------------------------

                                                  ------------------------------

                                                  Please sign exactly as your
                                                  name or names appear hereon.
                                                  For more than one owner as
                                                  shown above, each should sign.
                                                  When signing in a fiduciary or
                                                  representative capacity,
                                                  please give full title. If
                                                  this proxy is submitted by a
                                                  corporation, it should be
                                                  executed in the full corporate
                                                  name by a duly authorized
                                                  officer, if a partnership,
                                                  please sign in partnership
                                                  name by authorized person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON MAY 20, 1999. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.